Exhibit 10.2
September 26, 2007
Miles Gray
Ben Sherman Group
Dear Miles:
It gives me great pleasure to advise you that you have been selected to participate in the Ben Sherman Group Long Term Incentive Plan (“Plan”).
Your inclusion in the Plan affirms my belief in the impact your position and performance will have on Ben Sherman’s success in implementing its strategic plans over the next three years.
The performance cycle for your long-term incentive bonus opportunity begins on October 1, 2007 and ends on Spetember 30, 2010. Your total bonus opportunity is £250,000.
Your bonus will be paid in cash within three months following the end of the performance cycle. You should know that any bonus paid under the Plan does not constitute part of your salary for pension contribution or other purposes and that your participation is subject to the terms and conditions of the Plan document.
Attached are two copies of the Plan document which sets forth the specific terms and conditions governing the Plan. The Plan document and this letter together should provide you with all the information concerning the operation of the Plan and your participation in it. Please acknowledge your acceptance of the terms and conditions of the plan by signing one copy and return it to Allan Reid by October 31, 2007.
Thank you in advance for your contribution to our success during the coming years. Please feel free to contact me should you have any questions about the Plan or your award opportunity.
Yours sincerely,

J. Hicks Lanier
Chairman & CEO
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